Exhibit 99.1

Contact: Jennifer Cook Williams

Director

Corporate Communications

and Investor Relations

650-266-3200

CELL GENESYS AND NOVARTIS ENTER INTO

GLOBAL STRATEGIC ALLIANCE FOR ONCOLYTIC VIRUS THERAPY PRODUCTS

SOUTH SAN FRANCISCO, CA, July 23, 2003- Cell Genesys, Inc. (Nasdaq: CEGE) today announced a global alliance between Cell Genesys and Novartis AG (NYSE: NVS) for the development and commercialization of oncolytic virus therapies. Under the agreement, Cell Genesys has acquired exclusive worldwide rights to the oncolytic virus therapy products and related intellectual property of Genetic Therapy, Inc. (GTI), an affiliate of Novartis, and will receive a signature payment of $28.5 million from Novartis to be dedicated to the further development of several oncolytic virus therapy products from both Cell Genesys and GTI for which Novartis has certain options. In exchange, Cell Genesys will issue to Novartis 1,999,840 shares of Cell Genesys common stock, with the result that Novartis will become the holder of approximately five percent of Cell Genesys' currently outstanding common stock. In addition, the agreement provides the basis for the sharing of future additional development costs and potential profits for the products on a worldwide basis. Other financial terms have not been disclosed.

"Cell Genesys is very pleased to enter into this strategic alliance with Novartis AG, one of the world's leading oncology companies," stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. "We are excited about the potential for oncolytic virus therapies to benefit patients with cancer and believe that these products are an important complement to our more advanced clinical programs for GVAX® cancer vaccines."

"We are excited about the opportunity to further research in the field of oncolytic virus therapy, and we want to help establish Cell Genesys as the leading company in the field," said Kathleen E. Walsh, chief operating officer of Novartis Institutes for BioMedical Research. "Cell Genesys has a strong presence and manufacturing capabilities in the field of oncolytic virus therapy. We believe this strategic collaboration is the natural progression for our oncolytic virus therapy programs, as Cell Genesys has the ability to develop these novel therapeutics for the benefit of cancer patients."

Cell Genesys' oncolytic (cancer cell killing) virus therapies represent a potential new approach in the treatment of patients with cancer. These novel therapies are comprised of adenoviruses that are engineered to preferentially replicate in and destroy cancer cells and may be several thousand times more specific for killing cancer cells than standard chemotherapeutic drugs. Once the therapy is delivered to the cancer cells, the virus is believed to replicate within the cancer cell until it bursts, destroying the cell through the natural properties of the virus and spreading the newly created viruses throughout the tumor, repeating the cycle in the neighboring cancer cells. The virus can be cleared by the body's immune system after destroying the cancer cells.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms-GVAX® cancer vaccines, oncolytic virus therapies and cancer gene therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies for multiple types of cancer are in progress for GVAX® cancer vaccines, oncolytic virus therapies and cancer gene therapies, and additional preclinical oncolytic virus therapy programs will be included as a result of the newly announced alliance with Novartis. Cell Genesys' majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

About Novartis

Novartis AG is a world leader in pharmaceuticals and consumer health. In 2002, the Group's businesses achieved sales of USD 20.9 billion and a net income of USD 4.7 billion. The Group invested approximately USD 2.8 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ about 78,200 people and operate in over 140 countries around the world. For further information please consult www.novartis.com.

Cell Genesys will host a conference call to discuss the strategic alliance with Novartis today, July 23, 2003 at 6:00 a.m. PDT. Investors may listen to the live webcast of the conference call on Cell Genesys' website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in and webcast replays will be available for 48 hours following the call. Please refer to reservation number 693451.

Statements made herein about Cell Genesys and its subsidiaries, other than statements of historical fact, including statements about the company's progress, results and timing of clinical trials and preclinical programs, the nature of product pipelines and the future of the collaboration with Novartis AG are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the continuation of certain collaborations including the strategic alliance with Novartis AG, the regulatory approval process for clinical trials, competitive technologies and products, patents and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K dated March 31, 2003 as well as Cell Genesys' reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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[7/23/03]